UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): July 9, 2008
MICROFINANCIAL INCORPORATED
(Exact name of registrant as specified in its charter)
MASSACHUSETTS
(State or other jurisdiction of incorporation)

1-14771	04-2962824

(Commission file number)	(IRS Employer Identification Number)
10-M Commerce Way, Woburn, MA 01801
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: 781-994-4800
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On July 9, 2008, the Registrant’s wholly-owned subsidiary, TimePayment Corp. (the “Borrower”) entered into an amended $60 million secured revolving line of credit (the “Facility”) with Sovereign Bank, as agent (the “Agent”) for the lenders thereunder (the “Lenders”). The Facility was originally entered into on August 2, 2007, and its material terms and conditions were described in the Registrant’s Current Report on Form 8-K filed on August 8, 2007. The Registrant was in compliance with the covenants of the original Facility at the time of the July 9 amendment.
The material changes to the original Facility made by the July 9 amendment are as follows: (i) the commitment of the Lenders was increased from $30 million to $60 million outstanding at any time, subject to a borrowing base that is calculated with respect to eligible receivables; (ii) the Borrower is required to maintain a ratio of consolidated earnings before interest and taxes (EBIT) of not less than 2 to 1 at the end of any quarter (compared to a ratio between 1.75 and 1.9 to one in the original agreement for fiscal quarters in 2008 and later); and (iii) the Borrower may not permit its consolidated tangible capital base (the sum of consolidated tangible net worth plus subordinated debt) to be less than approximately $56.3 million as of March 31, 2008, which level will be adjusted upward for subsequent periods by amounts calculated primarily by reference to the Registrant’s consolidated net income (compared to a lower base at September 30, 2007 in the original agreement, as similarly adjusted upwards for subsequent periods).
The other material terms of the original Facility remain the same, including the borrowing base calculation, the maturity date of August 2, 2010, the interest rate applicable to loans under the Facility, and the other affirmative and negative covenants applicable to the Registrant and the Borrower (including the financial covenants relating to leverage ratios and asset quality). The Facility is guaranteed by the Registrant and by Leasecomm Corporation (“Leasecomm”), also a wholly-owned subsidiary of the Registrant. The Facility and related guarantees are secured by a first priority security interest in the assets of the Borrower, the Registrant and Leasecomm, including the equity interest of the Registrant in both the Borrower and Leasecomm. The borrowing base under the amended Facility would be reduced by a specified reserve amount in the event that the Borrower obtains certain forms of alternative, subordinated financing permitted by the Facility. The amended Facility would permit further increases in the total commitment with the agreement of the Agent and, as applicable, a new or existing Lender, under certain conditions.
The foregoing description of the Facility is a summary only, and is qualified in its entirety by reference to the Amended and Restated Credit Agreement between the parties attached as an exhibit to this report.
On July 14, 2008, the Registrant issued a press release announcing the amendment to the Facility. A copy of that press release is attached to this report as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.

Exhibit	Exhibit Title

Exhibit 10.1	Amended and Restated Credit Agreement dated July 9, 2008

Exhibit 99.1	Press Release dated July 14, 2008

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROFINANCIAL INCORPORATED Registrant
By:	/s/ James R. Jackson, Jr.
James R. Jackson, Jr.
Vice President and Chief Financial Officer

Dated: July 14, 2008